Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations:
800-348-1074, ext. 3333
investorrelations@carrols.com

CARROLS RESTAURANT GROUP, INC. REPORTS FINANCIAL RESULTS
FOR THE FIRST QUARTER OF 2013

Syracuse, New York — (Business Wire) — May 7, 2013 — Carrols Restaurant Group, Inc. ("Carrols" or the “Company”) (Nasdaq: TAST) today announced financial results for the first quarter ended March 31, 2013. The Company also updated its guidance for 2013.

Highlights for the first quarter of 2013 versus the first quarter of 2012 include:

▪	Restaurant sales increased 82.7% to $156.1 million, including $70.4 million in sales from the BURGER KING® restaurants that were acquired on May 30, 2012;

▪	Comparable restaurant sales at legacy restaurants increased 1.0% compared to an increase of 5.9% in the prior year period, marking seven consecutive quarters of comparable restaurant sales increases;

▪
Net loss from continuing operations was $5.2 million, or $0.23 per diluted share, compared to a net loss from continuing operations of $2.9 million, or $0.13 per diluted share, in the prior year period; and

▪
Adjusted EBITDA, a non-GAAP measure, was $3.3 million compared to $3.8 million in the prior year period. (Please refer to the reconciliation of Adjusted EBITDA to net loss from continuing operations in the tables at the end of this release).

As of March 31, 2013, Carrols owned and operated 571 BURGER KING® restaurants.

Daniel T. Accordino, Chief Executive Officer of Carrols Restaurant Group, Inc. said, “Despite a challenging consumer environment early in the year, our sales trends improved in March resulting in an increase in comparable restaurant sales at our legacy restaurants of 1.0% for the first quarter. This was better than our initial expectations, and we were generally pleased given the challenging 5.9% comparable restaurant sales comparison from the prior year and the more seasonable weather conditions experienced in 2013. Profitability and operating margins also increased at our legacy restaurants reflecting favorable sales mix changes and a higher average check from Burger King's product innovation and marketing initiatives over the past year.”

Accordino continued, “Our financial results also demonstrate our progress in integrating the acquired restaurants, and are beginning to reflect the operating improvements that we have made. Relative to our legacy restaurants, we have begun to narrow the gap in average unit sales and we have also improved operating margins at the acquired units. In the first quarter, the overall difference in operating margins between our legacy and acquired restaurants was reduced by 5.0% (as a percentage of sales) on a sequential basis from the fourth quarter of 2012, or by 2.9% excluding the impact of integration costs in the fourth quarter. We anticipate that we will continue to improve restaurant profitability at these units with our ongoing focus on enhancing operations, increasing sales, and expanding margins as we continue to instill our P&L disciplines.”

First Quarter 2013 Financial Results

Restaurant sales grew 82.7% to $156.1 million in the first quarter of 2013, including $70.4 million of sales from the acquired restaurants, compared to $85.5 million in the first quarter of 2012. Comparable restaurant sales at our legacy restaurants increased 1.0% from an increase in average check of 4.4%, including an effective price increase of 0.8%. In 2012, comparable restaurant sales at legacy restaurants increased 5.9%.

Average weekly sales for legacy restaurants increased 1.3% to $22,475 from $22,179 in the same period last year. Average weekly sales for the acquired restaurants of were $19,746, 12.1% lower than legacy restaurants, improving sequentially compared to a 15.9% gap in the fourth quarter of 2012.

Adjusted EBITDA was $3.3 million in the first quarter of 2013, or 2.1% of restaurant sales, compared to $3.8 million in the first quarter of 2012, or 4.5% of restaurant sales. Legacy restaurants contributed positively to Adjusted EBITDA and Adjusted EBITDA Margin (also a non-GAAP measure), as their restaurant-level expenses were leveraged on the comparable restaurant sales increase, and margins were favorably impacted by sales mix changes and a higher average check. Although the operating performance of the acquired restaurants demonstrated a sequential improvement relative to both their performance in the fourth quarter of 2012 and when compared to the legacy restaurants, they still negatively impacted Adjusted EBITDA Margin on an overall basis in the first quarter of 2013.

General and administrative expenses were $9.1 million in the first quarter of 2013 compared to $6.2 million in the first quarter of 2012, but as a percentage of sales, decreased to 5.8% from 7.3%.

Loss from operations was $5.8 million in the first quarter of 2013 compared to a loss from operations of $1.5 million in the first quarter of 2012.

Interest expense increased to $4.7 million for the first quarter of 2013 from $0.9 million in the first quarter of 2012 as a result of higher outstanding indebtedness and higher interest rates on indebtedness as a result of the refinancing completed on May 30, 2012.

Net loss from continuing operations was $5.2 million, or $0.23 per diluted share, compared to a net loss from continuing operations of $2.9 million, or $0.13 per diluted share, in the same period last year. The benefit for income taxes in the first quarter of 2013 included a benefit of $1.0 million from the 2012 WOTC credits which were all recorded in the first quarter of 2013 due to the legislative delay in extending the credits.

2013 Guidance

The Company is providing the following updated annual guidance:

▪	Total sales of $670 million to $700 million including a comparable restaurant sales increase at legacy restaurants of 2% to 4%;

▪	A commodity cost increase of 2% to 3%;

▪	General and administrative expenses of approximately $34 million to $36 million;

▪	An effective income tax benefit of 45% to 47% including the carryover benefit for 2012 WOTC credits recognized in the first quarter;

▪	Capital expenditures of approximately $40 million to $50 million, including $30 million to $40 million for remodeling 90 to 120 restaurants including 39 remodels completed in the first quarter; and

▪	Six to eight restaurant closures.

Conference Call Today
Daniel T. Accordino, Chief Executive Officer, and Paul Flanders, Chief Financial Officer, will host a conference call to discuss first quarter 2013 financial results today at 8:30 AM ET.

The conference call can be accessed live over the phone by dialing 888-846-5003 or for international callers by dialing 480-629-9665. A replay will be available one hour after the call and can be accessed by dialing 800-406-7325 or for international callers by dialing 303-590-3030; the passcode is 4615844. The replay will be available until Tuesday, May 14, 2013. The call will also be webcast live from www.carrols.com under the investor relations section.

About the Company
Carrols Restaurant Group, Inc. is Burger King Corporation's largest franchisee, globally, with 571 BURGER KING® restaurants as of March 31, 2013 and has operated BURGER KING® restaurants since 1976. For more information on Carrols, please visit the company's website at www.carrols.com.

Forward-Looking Statements
Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Carrols' expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words "may", "might", "believes", "thinks", "anticipates", "plans", "expects", "intends" or similar expressions. In addition, expressions of our strategies, intentions or plans are also forward-looking statements. Such statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in Carrols' filings with the Securities and Exchange Commission.

Carrols Restaurant Group, Inc.
Consolidated Statements of Operations
(in thousands except per share amounts)

	(unaudited)
	Three Months Ended (a)
	March 31, 2013	April 1, 2012
Restaurant sales	$156,139	$85,450
Costs and expenses:
Cost of sales	48,631	26,122
Restaurant wages and related expenses	50,667	27,868
Restaurant rent expense	11,709	5,683
Other restaurant operating expenses	26,236	13,643
Advertising expense	7,094	2,696
General and administrative expenses (b)	9,078	6,199
Depreciation and amortization	8,063	4,693
Impairment and other lease charges	630	26
Other income	(185)	—
Total costs and expenses	161,923	86,930
Loss from operations	(5,784)	(1,480)
Interest expense	4,711	915
Loss from continuing operations before income taxes	(10,495)	(2,395)
Provision (benefit) for income taxes	(5,296)	508
Net loss from continuing operations	(5,199)	(2,903)
Loss from discontinued operations, net of tax	—	(624)
Net loss	$(5,199)	$(3,527)

Diluted net loss per share:
Continuing operations	$(0.23)	$(0.13)
Discontinued operations	—	(0.03)
Diluted weighted average common shares outstanding (c)	22,869	21,856

(a)	The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. The three months ended March 31, 2013 and April 1, 2012 each included thirteen weeks.

(b)
General and administrative expenses include stock-based compensation expense of $301 and $102 for the three months ended March 31, 2013 and April 1, 2012, respectively. General and administrative expenses for the three months ended April 1, 2012 also included $411 of legal and professional fees incurred in connection with the acquisition, and $95 of costs related to the Company's litigation with the EEOC that was settled in January 2013.

(c)
Shares issuable for convertible preferred stock, stock options and non-vested restricted stock were not included in the computation of diluted net loss per share because they would have been antidilutive for the periods presented.

Carrols Restaurant Group, Inc.
Supplemental Information

The following table sets forth certain unaudited supplemental financial and other data for the periods indicated (in thousands, except number of restaurants, percentages and average weekly sales per restaurant):

	(unaudited)
	Three Months Ended (a)
	March 31, 2013	April 1, 2012
Restaurant Sales: (a)
Legacy restaurants	$85,765	$85,450
Acquired restaurants	70,374	—
Total restaurant sales	$156,139	$85,450
Change in Comparable Restaurant Sales (b)	1.0%	5.9%
Adjusted EBITDA (c)	3,295	3,847
Adjusted EBITDA margin (c)	2.1%	4.5%
Average Weekly Sales per Restaurant: (d)
Legacy restaurants	22,475	22,179
Acquired restaurants	19,746
Expenses - Legacy Restaurants: (e)
Cost of sales	29.6%	30.6%
Restaurant wages and related expenses	31.9%	32.6%
Restaurant rent expense	6.7%	6.7%
Other restaurant operating expenses	15.7%	16.0%
Advertising expense	4.3%	3.2%
Expenses - Acquired Restaurants: (e)
Cost of sales	33.0%
Restaurant wages and related expenses	33.1%
Restaurant rent expense	8.5%
Other restaurant operating expenses	18.1%
Advertising expense	4.8%
Number of Company Owned Restaurants:
Restaurants at beginning of period	572	298
New restaurants	—	—
Acquired restaurants	—	—
Closed restaurants	(1)	(1)
Restaurants at end of period	571	297

	At 3/31/2013	At 12/30/2012
Long-term Debt (f)	$161,234	$161,492
Cash (g)	46,686	58,290

(a)
Acquired restaurants represent the Burger King restaurants acquired from Burger King Corporation on May 30, 2012. Legacy restaurants refer to the Company's Burger King restaurants other than the acquired restaurants.

(b)	Restaurants are included in comparable restaurant sales after they have been open or owned for 12 months.

(c)
EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures and may not necessarily be comparable to other similarly titled captions of other companies due to differences in methods of calculation. Refer to the Company's reconciliation of EBITDA and Adjusted EBITDA to net loss from continuing operations for further detail. Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of restaurant sales.

(d)	Average weekly restaurant sales are derived by dividing restaurant sales by the average number of restaurants operating during the period.

(e)	Represents restaurant expenses as a percentage of sales for the respective group of restaurants.

(f)
Long-term debt (including current portion) at March 31, 2013 included $150,000 of the Company's 11.25% Senior Secured Second Lien Notes, $1,197 of lease financing obligations and $10,037 of capital lease obligations. Long-term debt (including current portion) at December 30, 2012 included $150,000 of the Company's 11.25% Senior Secured Second Lien Notes, $1,197 of lease financing obligations and $10,295 of capital lease obligations.

(g)	Cash balance includes $20 million of restricted cash at March 31, 2013 and December 30, 2012 held as collateral for the Company's revolving credit facility.

Carrols Restaurant Group, Inc.
EBITDA and Adjusted EBITDA GAAP Reconciliation

	(unaudited)
	Three Months Ended (a)
	March 31, 2013	April 1, 2012
EBITDA and Adjusted EBITDA: (a)
Net loss from continuing operations	$(5,199)	$(2,903)
Provision (benefit) for income taxes	(5,296)	508
Interest expense	4,711	915
Depreciation and amortization	8,063	4,693
EBITDA	2,279	3,213
Impairment and other lease charges	630	26
Acquisition and integration costs	—	411
EEOC litigation and settlement costs	85	95
Stock compensation expense	301	102
Adjusted EBITDA	$3,295	$3,847

(a)
EBITDA and Adjusted EBITDA are non-GAAP financial measures. EBITDA represents net income (loss) from continuing operations, before provision (benefit) for income taxes, interest expense and depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted to exclude impairment and other lease charges, acquisition and integration costs, EEOC litigation and settlement costs, stock compensation expense and loss on extinguishment of debt. Management excludes these items from EBITDA when evaluating the Company's operating performance and believes that Adjusted EBITDA provides a more meaningful comparison than EBITDA of the Company's core business operating results, as well as with those of other similar companies. Management believes that EBITDA and Adjusted EBITDA, when viewed with the Company's results of operations calculated in accordance with GAAP and the accompanying reconciliation in the table above, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of the Company's core business without regard to potential distortions. Additionally, management believes that EBITDA and Adjusted EBITDA permit investors to gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced. However, EBITDA and Adjusted EBITDA are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income (loss) or cash flow from operating activities as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies. The table above provides a reconciliation between net loss from continuing operations and EBITDA and Adjusted EBITDA.